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                                                        EXHIBIT 11.1
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                                   TRITON SYSTEMS, INC.

                 Statement Regarding Computation of Primary and Fully Diluted
                                Net Income Per Common Share

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                                                                          Year Ended December 31,

                                                                  1994            1995            1996
                                                                  ----            ----            ----

Net Income Applicable to Common Stockholders                  $   233,306     $ 4,713,689
                                                              -----------     -----------

Pro Forma Net Income Applicable to Common Stockholders                                         $ 8,216,992
                                                                                               -----------

Actual weighted average shares outstanding                     12,408,288      12,408,288       12,408,288

Additional shares considered outstanding due to:

Stock options and warrants outstanding exercisable at
 less than proposed initial public offering price                 322,730         322,730          322,730

Stock issued in 1996 at a price less than proposed
 initial public offering price                                  6,833,089       6,833,089        3,837,760
                                                              -----------     -----------      -----------

Total weighted average common stock outstanding                19,564,107      19,564,107       16,568,778
                                                              -----------     -----------      -----------

Net income applicable to common stockholders per
 common share                                                 $       .01     $       .24
                                                              -----------     -----------

Pro forma net income applicable to common stock-
 holders per common share                                                                      $       .50
                                                                                               -----------

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